Exhibit 10.1

SECOND AMENDMENT TO
CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of June 8, 2006 (the “Second Amendment Closing Date”) is among HILAND OPERATING, LLC, a Delaware limited liability company (the “Borrower”), the banks and other financial institutions listed on the signature pages hereto (together with each other person who becomes a Lender, collectively the “Lenders”), and MIDFIRST BANK, a federally chartered savings association, individually as a Lender and as the Administrative Agent (the “Administrative Agent”).

Preliminary Statement

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of February 15, 2005 (as same may be further amended, restated, increased and extended, the “Original Credit Agreement”), under and subject to the terms of which the Lenders have committed to make Revolving Loans and issue Letters of Credit to the Borrower; and

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain First Amendment to Credit Agreement dated as of September 26, 2005 (the “First Amendment, and together with Original Credit Agreement, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and Lenders modify the Credit Agreement to change certain terms thereof, including, among other things, to increase the size of the Commitments from $125,000,000 to $200,000,000, revise certain covenants, and to extend the maturity; and

WHEREAS, the Administrative Agent and Lenders have agreed to modify the Credit Agreement in accordance with the terms and conditions contained in this Second Amendment; and

WHEREAS, the Borrower, the Administrative Agent and the Lenders wish to execute this Second Amendment to evidence such agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders hereby agree as follows (all capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement):

Section 1.               Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)                                  The following definition of “Adjusted EBITDA” is hereby added in proper alphabetical order:

“Adjusted EBITDA” means, with respect to the Parent, the Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Indebtedness in respect of the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses determined in accordance with GAAP, (f) any extraordinary, unusual or non-recurring cash losses, (g) non-cash unit-based compensation expense and (h) non-cash loss on any Swap Agreements and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and non-cash gains on Swap Agreements) and (ii) any cash payments made during such period in respect of non-cash expenses or losses and subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For purposes of calculating Adjusted EBITDA of the Parent, the Borrower and its Subsidiaries for any period for the purposes of Section 6.17 and Section 6.18 of this Agreement, (i) the earnings before interest, taxes, depreciation and amortization calculated as set forth above of any Person or assets acquired by the Borrower or its Subsidiaries (including but not limited to the Bakken System and Kinta Area Gathering System) during such period shall be included using the annualized historical financial results for the period in which the Borrower or one of its Subsidiaries has owned such Person or assets until such as time as the Borrower or one of its Subsidiaries has owned such assets for a period of at least twelve (12) months) on a pro forma basis for such period as if such acquisition, and the incurrence or assumption of any Indebtedness in connection therewith, had occurred on the first day of such period and based upon the financial statements and other information delivered to the Administrative Agent pursuant to Section 5.01 hereof, and (ii) the earnings before interest, taxes, depreciation and amortization calculated as set forth above of any Person or assets Disposed of by the Borrower or its Subsidiaries during such period shall be excluded, on a pro forma basis for such period (if positive) as if such Disposition, and the payment of any Indebtedness in connection therewith, had occurred on the first day of such period and based upon the financial statements and other information delivered to the Administrative Agent pursuant to Section 5.01 hereof.”

(b)                                 The definition of “Applicable Rate” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Applicable Rate” means, for any day during any period between two successive Financial Statement Delivery Dates commencing on the first Financial Statement Delivery Date in such period and ending on the day before the next following Financial Statement Delivery Date, with respect to any ABR Loan, Eurodollar Revolving Loan, and with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth in the appropriate column below under the caption “ABR Spread,” “Eurodollar Spread” or “Unused Commitment Fee Rate,” as the case may be, for the Leverage Ratio for the fiscal period for which such financial statements were delivered as of the Financial Statement Delivery Date:

Leverage Ratio:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Less than 2.5:1.0	0.50%	1.50%	0.25%
Greater than or equal to 2.5:1.0 but less than 3.0:1.0	0.75%	1.75%	0.375%
Greater than or equal to 3.0:1.0 but less than 3.50:1.0	1.00%	2.00%	0.375%
Greater than or equal to 3.50 to 1.0	1.25%	2.25%	0.50%

For purposes of the foregoing, (a) if sufficient information does not exist to calculate the Applicable Rate, or the Borrower has not delivered such information to the Administrative Agent in a timely manner, Eurodollar Borrowings shall not be available to the Borrower and the Applicable Rate for ABR Loans shall be 1.75% per annum and for the commitment fee shall be 0.50% per annum; and (b) if the Leverage Ratio shall change upon delivery of any financial statements required under Section 5.01, such change in the Applicable Rate shall be effective as of the date on which any such financial statement is delivered, irrespective of whether it is in the middle of an Interest Period or when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the above, (i) the Applicable Rate from the Effective Date (as such term is defined in the Second Amendment) through the first Financial Statement Delivery Date occurring after June 30, 2006 shall be 0.75% for ABR Loans and 1.75% for Eurodollar Revolving Loans and the commitment fee rate shall be 0.375% and (ii) the Applicable Rate during any Step-Up Period shall be increased by 0.35% for ABR Loans and for Eurodollar Revolving Loans and the commitment fee shall be increased by 0.125%.”

(c)                                  The definition of “Change in Control” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Change in Control” means the occurrence of any of the following events:  (a) the Hamm Parties cease to own and control, directly or indirectly, more than 50% of the voting interests in the General Partner; (b) the General Partner shall cease to own and control, of record and beneficially, directly, 100% of the general partner interests in the Parent; (c) the Parent shall cease to own and control, of record and beneficially, 100% of the membership interests of the Borrower; or (d) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act), other than  the Hamm Parties, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) directly or indirectly, of, in the aggregate, more than 20% of the total number of Outstanding Units or Outstanding Partnership Securities (as defined in the Partnership Agreement).”

(d)                                 The following definition of “Commitment Increase Agreement” is hereby added in proper alphabetical order:

““Commitment Increase Agreement” has the meaning assigned to such term in Section 2.20.”

(e)                                  The following definition of “Commitment Increase Notice” is hereby added in proper alphabetical order:

““Commitment Increase Notice” has the meaning assigned to such term in Section 2.20.”

(f)                                    The following definition of “Common Units” is hereby added in proper alphabetical order:

““Common Units” has the meaning assigned to such term in the Partnership Agreement.”

(g)                                 The definition of “Consolidated EDITDA” is hereby deleted in its entirety.

(h)                                 The following definition of “Consolidated Funded Debt” is hereby added in proper alphabetical order:

““Consolidated Funded Debt” means, as of any date of determination, all interest bearing Indebtedness of the Borrower and its Subsidiaries which is evidenced by promissory notes, indentures, loan agreements, bonds or similar instruments, as such amount is required to be shown on the Borrower’s consolidated balance sheet as of that date prepared in accordance with GAAP (including, without limitation, all Capital Lease Obligations and all subordinated Indebtedness).”

(i)                                     The definition of “Consolidated Indebtedness” is hereby deleted in its entirety.

(j)                                     The definition of “Consolidated Tangible Net Worth” is hereby deleted in its entirety.

(k)                                  The definition of “Interest Coverage Ratio” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Interest Coverage Ratio” means, at any date, the ratio of (i) Adjusted EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.”

(l)                                     The following definition of “Kinta Area Gas Gathering System” is hereby added in proper alphabetical order:

““Kinta Area Gas Gathering System” means the Kinta-area pipeline system and gas gathering systems located in eastern Oklahoma.”

(m)                               The definition of “Leverage Ratio” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Leverage Ratio” means, at any date, the ratio of (i) Consolidated Funded Debt at such date to (ii) Adjusted EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.”

(n)                                 The definition of “Maturity Date” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Maturity Date” means May 31, 2011.”

(o)                                 The following definition of “New Lender” is hereby added in proper alphabetical order:

““New Lender” has the meaning assigned to such term in Section 2.20(c).”

(p)                                 The following definition of “New Lender Agreement” is hereby added in proper alphabetical order:

““New Lender Agreement” has the meaning assigned to such term in Section 2.20(c).”

(q)                                 The following definition of “Re-Allocation Date” is hereby added in proper alphabetical order:

““Re-Allocation Date” has the meaning assigned to such term in Section 2.20.”

(r)                                    The definition of “Required Lenders” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Required Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than fifty-one percent (51%) of the sum of the total Revolving Credit Exposures or, if at such time no Lenders have Revolving Credit Exposure, Lenders having unused Commitments representing more than fifty-one percent (51%) of the unused Commitments at such time.”

(s)                                  The definition of “Revolver A Commitment” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Revolver A Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolver A Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolver A Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolver A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolver A Commitments is $191,000,000.”

(t)                                    The definition of “Revolver B Commitment” is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Revolver B Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolver B Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolver B Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolver B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Revolver B Commitments is $9,000,000.”

(u)                                 The following definition of “Second Amendment” is hereby added in proper alphabetical order:

““Second Amendment” means that certain Second Amendment to Credit Agreement by and between the Borrower, the Administrative Agent and the Lenders dated as of the Second Amendment Closing Date, amending this Agreement.”

(v)                                 The following definition of “Second Amendment Closing Date” is hereby added in proper alphabetical order:

““Second Amendment Closing Date” shall mean June 8, 2006.”

(w)                               The following definition of “Secondary Offering” is hereby added in proper alphabetical order:

““Secondary Offering” means a secondary offering and sale of Common Units to the public.”

(x)                                   The definition of “Security Documents” is hereby deleted in its entirety and replaced with the following:

““Security Documents” means the guaranty of each of the Guarantors, together with any guaranty delivered pursuant to Section 5.16 hereof, and any and all other security agreements, pledge agreements, mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, guaranty agreements, landlord’s consents, estoppels, assignments, UCC financing statements and all similar documents executed by any Person in connection herewith, including, without limitation, all documents and instruments listed on Schedule 1.01 attached hereto, together with any agreements delivered pursuant to Section 5.12 hereof, granting to the Administrative Agent for the benefit of the Lenders a first Lien and security interest in substantially all of the Collateral of the Borrower and its Subsidiaries as security for the Obligations, including, without limitation, any such documents or agreements delivered with respect to the Bakken System pursuant to the First Amendment or with respect to the Kinta Area Gas Gathering System pursuant to the Second Amendment, in each case subject only to Liens permitted by Section 6.02 hereof.”

(y)                                 The following definition of “Specified Acquisition” is hereby added in proper alphabetical order:

““Specified Acquisition” shall have the meaning set forth in Section 6.18.”

(z)                                   The following definition of “Step-Up Period” is hereby added in proper alphabetical order:

““Step-Up Period” shall have the meaning set forth in Section 6.18.”

Section 2.               Amendment to Section 2.06(b). The last sentence of Section 2.06(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000 and (ii) the sum of the total Revolver A Credit Exposures shall not exceed the total Revolver A Commitments.”

Section 3.               Amendment to Section 2.20. Section 2.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 2.20.    Increase of Revolver A Commitments. (a) If, prior to and after giving effect to any increase in the Revolver A Commitments pursuant to this Section 2.20, no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrower may at any time and from time to time, but in no event more than one (1) time in any fiscal year, request an increase of the aggregate Revolver A Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the cumulative increase in Revolver A Commitments pursuant to this Section 2.20 shall not exceed $150,000,000, (iii) the Revolver A Commitment of any Lender may not be increased without such Lender’s consent, (iv) the aggregate amount of the Lenders’ Revolver A Commitments shall not exceed $341,000,000 and (v) such proposed increase shall be further conditioned upon the Borrower’s delivery to the Administrative Agent, who shall distribute such information to the Lenders, of the following, in each case reasonably acceptable to the Required Lenders, both in form and substance: (x) reasonable evidence that collateral, in addition to any and all Collateral securing the Obligations as of the date of the Commitment Increase Notice, has been acquired, or will be acquired with Borrowings made in connection with such increase in the Revolver A Commitments, to secure the full amount of the Obligations, as increased as contemplated by the Commitment Increase Notice and (y) cash flow projections, including with respect to such acquired or to be acquired collateral, which projections shall be prepared in good faith, based on reasonable assumptions as of the date of the Commitment Increase Notice and if requested by the Required Lenders, verified by independent third-parties selected by the Administrative Agent. Each Lender will notify the Administrative Agent within fifteen (15) days after receipt of the evidence described in clause (v) immediately above whether or not the additional collateral, and the evidence thereof, is acceptable to such Lender provided that if such notice is not received by the Administrative Agent within such time, such Lender shall be deemed to be satisfied with such evidence. If the conditions in clauses (i) through (v) above have been satisfied, the Administrative Agent shall, within five (5) Business Days after the

Administrative Agent is aware that such conditions have been satisfied, notify each Lender thereof. Each Lender desiring to increase its Revolver A Commitment shall notify the Administrative Agent in writing no later than fifteen (15) days after receipt by the Lender of such notice from the Administrative Agent. Any Lender that accepts an offer to it by the Borrower to increase its Revolver A Commitment pursuant to this Section 2.20 shall, in each case, execute an agreement (a “Commitment Increase Agreement”), in substantially the form attached hereto as Exhibit B, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolver A Commitment as so increased, and the definition of Revolver A Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that does not notify the Administrative Agent within such period that it will increase its Revolver A Commitment shall be deemed to have rejected such offer to increase its Revolver A Commitment. No Lender shall have any obligation whatsoever to agree to increase its Revolver A Commitment. Any agreement to increase a Lender’s pro rata share of the increased Revolver A Commitment shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.

(b)         If any portion of the increased Revolver A Commitments is not subscribed for by such Lenders, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolver A Commitments pursuant to paragraph (c) below by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolver A Commitments.

(c)          Any additional bank or financial institution that the Borrower selects to offer participation in the increased Revolver A Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit C, setting forth its Revolver A Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Revolver A Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Revolver A Commitments of the Lenders by the Revolver A Commitment of such New Lender, provided that the Revolver A Commitment of any New Lender shall be an amount not less than $5,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.

(d)         The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon (i) receipt by the Administrative Agent of (x) such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (y) mortgages, deeds of trust, security agreements and other documents (including, without limitation, those described in Article IV applicable to such additional collateral) in form and substance reasonably acceptable to the Administrative Agent, granting a first priority perfected Lien, subject to the Liens permitted by Section 6.02 hereof, on and otherwise relating to the additional collateral securing the Obligations increased as contemplated in clause (v) of Section 2.20(a) above, and (ii) there not having occurred any event that would cause a material diminution in value of the additional collateral. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(e)          If any bank or financial institution becomes a New Lender pursuant to Section 2.20(c) or any Lender’s Revolver A Commitment is increased pursuant to Section 2.20(a), additional Revolver A Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Revolver A Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Revolver A Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Revolver A Commitments to the extent of, and pro rata based on, their respective Revolver A Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loans, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Revolver A Commitments in effect on and after such Re-Allocation Date.

(f)          If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.”

Section 4.               Amendment to Section 3.09. Section 3.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 3.09. Investment and Holding Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.”

Section 5.               Amendment to Section 3.18. Section 3.18 of the Credit Agreement is hereby deleted in its entirety.

Section 6.               Amendment to Section 4.01(e). The parenthetical in the first clause of Section 4.01(e) of the Credit Agreement which reads “(as such term is defined in the Partnership Agreement)” is hereby deleted in its entirety.

Section 7.               Amendment to Section 6.16. Section 6.16 of the Credit Agreement is hereby deleted in its entirety and all references to Section 6.16 and requirements to be in compliance therewith contained in the Credit Agreement or any Loan Document are hereby deleted in their entirety.

Section 8.               Amendment to Section 6.18. Section 6.18 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

“SECTION 6.18.    Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2006, to exceed 4.0 to 1.0; provided that in the event the Borrower shall make a Specified Acquisition (defined below), the Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter ending after June 30, 2006, to exceed 4.75 to 1.00 until the earlier of (i) a Secondary Offering of the Parent or (ii) the conclusion of the three fiscal quarters next following the fiscal quarter in which such Specified Acquisition (a “Step-Up Period”) occurred. After the conclusion of any such Step-Up Period, the Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 4.0 to 1.0.

As used herein, “Specified Acquisition” means, at the election of the Borrower, one or more acquisitions of, or Capital Expenditures with respect to, assets or Persons or operating lines or divisions of any Person (in each case as permitted hereunder) in any rolling 12-month period for an aggregate purchase price or expenditure of not less than $40,000,000; provided, in the event the Leverage Ratio exceeds the required Leverage Ratio at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for the Borrower’s failure to so elect shall have occurred, the Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, that the Borrower shall be entitled to elect only one Specified Acquisition during each four quarter period ending September 30 in any calendar year. For the avoidance of doubt, a Permitted Acquisition may qualify as a Specified Acquisition.

Section 9.               Amendment to Exhibit B. The text of Exhibit B to the Credit Agreement is hereby deleted in its entirety and replaced by Exhibit B attached hereto.

Section 10.             Amendment to Exhibit C. The text of Exhibit C to the Credit Agreement is hereby deleted in its entirety and replaced by Exhibit C attached hereto.

Section 11.             Amendment to Schedule 1.01. Schedule 1.01 to the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 1.01 attached hereto.

Section 12.             Amendment to Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 2.01 attached hereto.

Section 13.             Amendment to Schedule 3.06(b). Schedule 3.06(b) to the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 3.06(b) attached hereto.

Section 14.             Amendment to Schedule 3.24. Schedule 3.24 to the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 3.24 attached hereto.

Section 15.             Amendment to Schedule 5.18. Schedule 5.18 to the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 5.18 attached hereto.

Section 16.             Re-allocation of Commitments. On the Effective Date there shall either be no Loans outstanding or arrangements satisfactory to the Administrative Agent shall have been made to prepay all outstanding Loans, together with accrued interest thereon; provided, however, that the Borrower shall not be required to make any payments required under Section 2.16 of the Credit Agreement in connection with the increase adjustments in the Commitments as are evidenced by this Second Amendment. Any prepayment made by the Borrower in accordance with the preceding sentence of this Section 16 may be made with the proceeds of an Advance made by each of the Lenders in connection with the increase and adjustment of the Commitments pursuant to this Section 16. The Borrower and all Lenders hereby instruct and irrevocably authorize the Administrative Agent to accept such prepayments, affect such offsets, and distribute the proceeds of each Loan made by any Lender on the

Effective Date as are necessary to effect the adjustments in the Commitments as are evidenced by this Second Amendment.

Section 17.             Representations True; No Default. The Borrower represents and warrants that:

(a)                                  this Second Amendment has been duly authorized, executed and delivered on its behalf; the Credit Agreement, as amended hereby, together with the other Loan Documents to which the Borrower is a party, constitute valid and legally binding agreements of the Borrower enforceable in accordance with their terms;

(b)                                 the representations and warranties of the Borrower contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; and

(c)                                  no Default or Event of Default under the Credit Agreement has occurred and is continuing.

Section 18.             Expenses, Additional Information. The Borrower shall pay to the Administrative Agent all reasonable expenses incurred in connection with the execution of this Second Amendment, including all reasonable expenses incurred in connection with any previous negotiation and loan documentation. The Borrower shall furnish to the Administrative Agent and Lenders all such other documents, consents and information relating to the Borrower and each other Loan Party as the Administrative Agent or any Lender may reasonably require to accomplish the purposes hereof.

Section 19.             Conditions to Effectiveness. This Second Amendment shall become effective on the date (the “Effective Date”) when, and only when:

(a)                                  The Borrower, the Guarantors, the Administrative Agent and each Lender shall have executed and delivered to the Administrative Agent a counterpart of this Second Amendment;

(b)                                 The Administrative Agent shall have received resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Borrower and each Guarantor authorizing the execution, delivery and performance of this Second Amendment, each such copy being attached to an original certificate of an authorized officer of the Borrower and each Guarantor, dated as of the Second Amendment Closing Date certifying (i) that the resolutions attached thereto are true, correct and complete copies of resolutions duly adopted by the Borrower and each Guarantor, as applicable, (ii) that such resolutions constitute all resolutions adopted with respect to the transactions contemplated hereby, (iii) that such resolutions have not been amended, modified, revoked or rescinded as of the Second Amendment Closing Date, (iv) that the articles of organization and regulations of the Borrower and each Guarantor, as applicable, have not been amended or otherwise modified since the effective date of the Credit Agreement, except pursuant to any amendments attached thereto, and (v) as to the incumbency and signature of the officers of the Borrower and each Guarantor executing this Second Amendment;

(c)                                  Each of the representations and warranties made by the Borrower and each Guarantor in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Second Amendment Closing Date, except to the extent such representation and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date;

(d)                                 No Default or Event of Default shall have occurred and be continuing;

(e)                                  No event shall have occurred with respect to the Parent, the Borrower and its Subsidiaries, taken as a whole, which, in the reasonable opinion of any of the Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect;

(f)                                    The Administrative Agent shall have received a fully executed copy of that certain fee letter between the Borrower and the Administrative Agent pertaining to certain fees and expenses payable by the Borrower to such parties as set forth in such letter and all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(g)                                 The Administrative Agent shall have received each of the Security Documents, duly executed and completed in sufficient number of counterparts for recording, if necessary, and they shall constitute satisfactory security documentation to create first priority security interests in the Collateral, including, without limitation, all assets comprising the Kinta Area Gas Gathering System (free and clear of all Liens, other than Liens permitted by Section 6.02 of the Credit Agreement);

(h)                                 The Administrative Agent shall have received the following:

(i)                                     Uniform Commercial Code Financing Statements (Form UCC-1) and such evidence of filing or arrangements for filing as may be acceptable to the Administrative Agent, naming the relevant Loan Party as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed or to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Security Documents;

(ii)                                  certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the

Effective Date, listing all effective financing statements which name any Loan Party (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings of any Security Documents are made pursuant to this Agreement, together with copies of such financing statements none of which (other than those (i) securing the Obligations, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements, or (ii) that are terminated as of the Effective Date or within a time frame otherwise acceptable to the Administrative Agent) shall cover any Collateral described in the Security Documents; and

(iii)                               copies of tax Lien searches for each jurisdiction in which a Security Document is filed or recorded pursuant to this Agreement, certified by a party acceptable to the Administrative Agent, listing all tax Liens imposed on any Loan Party or any of its assets (none of which shall cover any Collateral described in the Security Documents);

(i)                                     The Administrative Agent shall have received, and be satisfied with, the title information with respect to the Collateral and shall, in its sole and absolute discretion, be satisfied with the status of title to the Collateral;

(j)                                     The Administrative Agent shall have received a reliance letter from EnviroTech Engineering & Consulting, Inc. with respect to the Phase I Environmental Site Assessment for the Kinta Area Gas Gathering System, which reliance letter entitles the Administrative Agent and Lenders to rely on such report as if such report had been issued directly to the Administrative Agent for the benefit of the Lenders;

(k)                                  The Administrative Agent or any Lender or counsel to the Administrative Agent shall receive such other instruments or documents as they may reasonably request;

(l)                                     The Administrative Agent shall have received, and shall be satisfied in its sole discretion with the contents, results and scope of, the report by Barnes & Click with respect to the Borrower’s existing assets and FlatFock Energy Advisors for the Kinta Area Gas Gathering System;

(m)                               The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of McAfee & Taft, counsel for the Borrower, relating to the Parent, the Borrower and its Subsidiaries, this Second Amendment and the Transactions and any other matters as any Lender shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion;

(n)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, outside counsel for the Borrower, relating to certain of the Loan Parties and any other matters as any Lender shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion;

(o)                                 The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each local counsel of the Borrower approved by the Administrative Agent, for each state where any portion of the Collateral is located, relating to the enforceability of the Security Documents in such state and any other matters as any Lender shall reasonably request;

(p)                                 The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the Guarantors, the Parent and the General Partner, the authorization of the Transactions and any other legal matters relating to the Borrower, the Guarantors, Parent and the General Partner, this Second Amendment, the Credit Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel; and

(q)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date upon the satisfaction of all of the foregoing conditions, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the rights and obligations of the parties hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02 of the Credit Agreement) at or prior to 3:00 p.m. Oklahoma City, Oklahoma time, on June 30, 2006 (and, in the event such conditions are not so satisfied or waived, this Second Amendment shall be null and void and of no further force and effect.

Section 20.             Miscellaneous Provisions.

(a)                                  From and after the execution and delivery of this Second Amendment, the Credit Agreement shall be deemed to be amended and modified as herein provided, and except as so amended and modified the Credit Agreement shall continue in full force and effect.

(b)                                 The Credit Agreement, the First Amendment and this Second Amendment shall be read and construed as one and the same instrument.

(c)                                  Any reference in any of the Loan Documents to the Credit Agreement shall be a reference to the Credit Agreement as amended by the First Amendment and this Second Amendment.

(d)                                 This Second Amendment shall be construed in accordance with and governed by the laws of the State of Oklahoma and of the United States of America.

(e)                                  This Second Amendment may be signed in any number of counterparts and by different parties in separate counterparts and may be in original or facsimile form, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)                                    The headings herein shall be accorded no significance in interpreting this Second Amendment.

Section 21.             Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the Borrower, Lenders and the Administrative Agent and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein except as contemplated by the Credit Agreement.

 [The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their respective duly authorized officers on the Second Amendment Closing Date, to be effective as of the Effective Date.

HILAND OPERATING, LLC,
a Delaware limited liability company

By:	/s/ Randy Moeder
Randy Moeder
Chief Executive Officer and President

MIDFIRST BANK,
in its capacity as the Administrative Agent

/s/ James P. Boggs
By:	James P. Boggs
Title:	Senior Vice President
Address:
MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs
Telephone No. (405) 767-7115
Telecopy No. (405) 767-7120
e-mail: james.boggs@midfirst.com

MIDFIRST BANK,
in its capacity as a Lender

/s/ James P. Boggs
By:	James P. Boggs
Title:	Senior Vice President
Address:
MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs
Telephone No. (405) 767-7115
Telecopy No. (405) 767-7120
e-mail: james.boggs@midfirst.com

BANK OF AMERICA, N.A.

By:	/s/ Gregory B. Hanson
Name:	Gregory B. Hanson
Title:	Vice President

SOCIETE GENERALE

By:	/s/ Elena Robeiuc
Name:	Elena Robeiuc
Title:	Vice President

BANK OF SCOTLAND

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Assistant Vice President

FORTIS CAPITAL CORP.

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Senior Vice President

COMPASS BANK

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Vice President

BANK OF OKLAHOMA

By:	/s/ Mark Morris
Name:	Mark Morris
Title:	Vice President

Exhibit A

ACKNOWLEDGMENT OF GUARANTORS

EXHIBIT B

FORM OF COMMITMENT INCREASE AGREEMENT

EXHIBIT C

FORM OF NEW LENDER AGREEMENT